                                                                  Exhibit (11)

                                STEPAN COMPANY
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
        For the Three and Nine Months Ended September 30, 1994 and 1993
                                   Unaudited


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
(In Thousands, except per share amounts)              Three Months Ended         Nine Months Ended
                                                         September 30              September 30
                                                      ------------------         -----------------
                                                        1994      1993             1994     1993
                                                      --------  --------         --------  -------
Computation of Per Share Earnings
- ---------------------------------

Net income                                            $4,112    $3,170           $10,212   $11,225
Deduct dividends on preferred stock                      269       275               808       825
                                                      ------    ------           -------   -------
Income applicable to common stock                     $3,843    $2,895           $ 9,404   $10,400
                                                      ======    ======           =======   =======

Weighted average number of shares outstanding          4,969     4,952             4,959     4,947

Per share earnings *                                  $0.773    $0.585            $1.896    $2.102
                                                      ======    ======           =======   =======

Computation of Per Share Primary Earnings
- -----------------------------------------

Income applicable to common stock                     $3,843    $2,895            $9,404   $10,400
                                                      ======    ======           =======   =======

Weighted average number of shares outstanding          4,969     4,952             4,959     4,947
Add net shares issuable from assumed exercise             67       100                72       106
 of options (under treasury stock method)             ------    ------           -------   -------
Shares applicable to primary earnings                  5,036     5,052             5,031     5,053
                                                      ======    ======           =======   =======

Per share primary earnings *                          $0.763    $0.573            $1.869    $2.058
                                                      ======    ======           =======   =======

Dilutive effect                                         1.3%      2.1%              1.4%      2.1%

Computation of Per Share Fully Diluted Earnings
- -----------------------------------------------

Net income                                            $4,112    $3,170           $10,212   $11,225
                                                      ======    ======           =======   =======

Weighted average number of shares outstanding          4,969     4,952             4,959     4,947
Add net shares issuable from assumed exercise             90       100                90       106
 of options (under treasury stock method)
Add weighted average shares issuable from                445       457               448       457
 assumed conversion of convertible preferred          ------    ------           -------   -------
 stock

Shares applicable to fully diluted earnings            5,504     5,509             5,497     5,510
                                                      ======    ======           =======   =======

Per share fully diluted earnings *                    $0.747    $0.575            $1.858    $2.037
                                                      ======    ======           =======   =======

Dilutive effect                                         3.4%      1.7%              2.0%      3.1%
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* Rounded

This calculation is submitted in accordance with Regulation S-K, item
601(b)(11).